EXHIBIT 23 (d)1(3)g

               SEVENTH AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

               SEVENTH AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

         THIS AMENDMENT made by and between The Phoenix Edge Series Fund, a Massachusetts business trust having a place of business located at 101 Munson Street, Greenfield, Massachusetts (the "Trust") and Phoenix Variable Advisors, Inc., a Delaware corporation having a place of business located at One American Row, Hartford, Connecticut (the "Advisor").

                                    RECITALS

         The Trust and Advisor entered into an Investment Advisory Agreement effective as of December 14, 1999, and amended as of July 5, 2000, September 28, 2000, October 29, 2001, August 9, 2002, February 10, 2003 and May 9, 2003
(collectively, the "Agreement"), pursuant to which the Advisor agreed to provide certain investment advisory and related services to the Trust. Section 2 of the Agreement contemplated that the Advisor would render such investment advisory services to additional series of the Trust pursuant to a duly executed amendment to Schedule A to the Agreement. The Trust now wishes to subject those Additional Series described in Schedule A-5 attached hereto and made a part hereof to the terms and conditions set forth in the Agreement.

         Under a certain exemptive order issued by the Securities and Exchange Commission on August 6, 2002, Release No. 25693 (the "Order"), the Advisor has been granted the authority, subject to the approval of the Trust's Board of Trustees, to enter into subadvisory agreements with subadvisors, materially amend existing subadvisory agreements, and approve new subadvisory agreements with existing subadvisors in cases where the subadvisory agreement has been terminated as a result of an "assignment", in each case without such subadvisory agreement being approved by the shareholders of the applicable series. On May 16, 2005, Phoenix-Seneca Mid-Cap Growth Series was renamed Phoenix Mid-Cap Growth Series and Phoenix-Seneca Strategic Theme Series was renamed Phoenix Strategic Theme Series. On August 12, 2005, the Advisor replaced Seneca Capital Management LLC with Bennett Lawrence Management LLC, as subadvisor for the Phoenix Mid-Cap Growth Series and Phoenix Strategic Theme Series, pursuant to its powers under the Order. The Trust now wishes to delete all references to the Phoenix-Seneca Mid-Cap Growth Series and Phoenix-Seneca Strategic Theme Series as being subject to the Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the parties do hereby agree to amend the Agreement as follows:

         1. Schedule A to the Agreement is hereby amended so as to reflect the inclusion of the Series, as more particularly described in Schedule A-7.

         2. Schedule A to the Agreement is hereby amended so as to delete any reference to "Phoenix-Seneca Mid-Cap Growth Series" and "Phoenix-Seneca Strategic Theme Series" and replace the name "Phoenix Mid-Cap Growth Series" and "Phoenix Strategic Theme Series" therefor, effective as of August 12, 2005.

         3. Section 8 of the Agreement is hereby amended in order to reflect that the Advisor shall be compensated for its services in connection with each Series in accordance with the rates set forth in Schedule A-7.

         4. Except as herein above and herein before modified, all other terms and conditions set forth in the Agreement shall be and remain in full force and effect. All initial capitalized terms used herein shall have such meaning as ascribed thereto in the Agreement, as amended.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment through their undersigned duly elected officers as of this the 12th day of August, 2005.

                             THE PHOENIX EDGE SERIES FUND
                             By:    /s/ Gina C. O'Connell
                                ---------------------------------
                             Name:  Gina C. O'Connell
                             Title: Senior Vice President


                             PHOENIX VARIABLE ADVISORS, INC.


                             By:    /s/ John H. Beers
                                ---------------------------------
                             Name:  John H. Beers
                             Title: Vice President and Secretary


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

                                  SCHEDULE A-7

Series                                                            Investment Advisory Fee
------                                                            -----------------------

Phoenix Mid-Cap Growth Series                                   0.80% on all Series assets

Phoenix Strategic Theme Series                         0.75% on first $250 million of Series assets
                                                        0.70% on next $250 million of Series assets
                                                     0.65% on Series assets in excess of $500 million


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